June 24, 2010

Board of Directors
Carthew Bay Technologies Inc.
Brookfield Place, 181 Bay Street
Suite 2500, Toronto, ON
M5J AT7

Dear Sirs:

We consent to the incorporation by reference in the Registration Statement on Form 20-F of Carthew Bay Technologies Inc. of our report dated April 28, 2010 relating to the consolidated financial statements for the years ended December 31, 2009 and 2008 which appears in this Form 20-F.

Yours very truly,
MSCM LLP

/s/ MSCM LLP